EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Agreement states our agreement with respect to employment of Dennis Gershenson by Ramco-Gershenson Properties Trust and its subsidiary Ramco-Gershenson, Inc. (collectively, the “Trust”).

1.    Your Employment Duties and Responsibilities. During the “Term” (as defined in paragraph 2 below), you will be employed by the Trust as its Chief Executive Officer, Executive Chairman or other executive position as determined by the Trust’s Board of Trustees. If you are appointed the Executive Chairman of the Trust, your responsibilities and relationship to the Trust’s Chief Executive Officer will be as specified by the Trust’s Board of Trustees. You will devote substantially all of your full working time and attention, as well as your best efforts, to such positions. Your primary work location shall be at the Trust’s offices in Farmington Hills, Michigan, subject to reasonable travel on business in connection with the performance of your duties hereunder.

2.    Term. The term of your employment under this Agreement (the “Term”) will begin on April 1, 2017 and will continue, subject to the termination provisions set forth in paragraph 5 below, through December 31, 2020. You shall give the Trust at least 60 days prior written notice of your resignation during the Term if you terminate this Agreement other than pursuant to paragraph 5(d).

3.    Compensation.

(a)    Your base salary shall be at the annual rate of $731,300 (your “Base Salary”) payable in accordance with the Trust’s standard payroll procedures.

(b)    You will also be eligible to participate in the Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust. Your STIP target potential will be 125% of your Base Salary. Any STIP amount earned for a calendar year will be paid to you on or before March 15 of the following calendar year, whether or not you are then employed by the Trust.

(c)    You will be entitled to receive grants of 5,000 restricted common shares of beneficial interest of the Trust on the date of this Agreement and 100,000 restricted common shares of beneficial interest of the Trust on January 2, 2018, each vesting on December 31, 2020, or earlier upon your termination of employment due to death, Disability, for Good Reason or by the Trust without Cause. The terms and conditions of such restricted share grants (including the conditions to vesting, settlement or payout) shall be as set forth in separate award agreements (the terms of which shall not be inconsistent with the terms of this Agreement) and in this Agreement.

(d)    You will not receive any performance awards under the Long Term Incentive Plan after the awards granted to you in 2015 (for the 2015-2017 years), 2016 (for the 2016-2018 years) and 2017 (for the 2017-2019 years). The terms and conditions of such performance awards (including the conditions to vesting, settlement or payout) are set forth in the separate award agreements (the terms of which shall not be inconsistent with the terms of this Agreement) and in this Agreement. A copy of the 2017 form of award agreement is attached as Exhibit B hereto; the vesting provisions of the 2015 and 2016 awards shall be as set forth in such 2017 award agreement.

4.    Fringe Benefits.

(a)    In addition to your other compensation, during the Term you will be entitled to receive from the Trust the same employee benefits, including medical, dental, disability and life insurance and fringe benefits, as are generally made available from time to time to other executive officers of the Trust. In addition, during the Term your appropriate business expenses incurred on behalf of the Trust will be reimbursed in accordance with the Trust’s policies and procedures. You will be entitled to five (5) weeks of paid vacation annually, plus, if applicable, such paid holidays, sick leave (if any) and personal days (if any) as the Trust may provide for in its policies. During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust.

(b)    You will be responsible for payment of any applicable employee taxes on the compensation and benefits provided to you by the Trust.

(c)    During the Term, the Trust will continue to pay the premiums on your existing $1,000,000 term life insurance policy.

5.    Termination.

(a)    Death. Your employment will terminate immediately upon your death.

(b)    Disability. Your employment will terminate thirty (30) days after receipt of written notice of termination due to Disability if you do not return to relatively full-time service with the Trust within such 30 day notice period. Disability shall be total and permanent disability, as defined under the Trust’s disability plan, which definition will be conclusive and binding, or if no such plan is then in effect, it shall mean any long‑term disability or incapacity which (x) renders you unable, with or without reasonable accommodation, to substantially perform your duties hereunder for one hundred eighty (180) days during any 12‑month period or (y) is reasonably predicted to render you unable, with or without reasonable accommodation, to substantially perform your duties for one hundred eighty (180) days during any 12‑month period based upon the opinion of a physician mutually agreed on by the Trust and you (or your representative in the event of your incapacity).

(c)    With Cause. The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause. Such termination will be effective immediately upon such written notice. For purposes of this Agreement, termination of your employment for “Cause” means termination of your employment by the Board of Trustees for: (i) your conviction of a felony or misdemeanor involving moral turpitude; (ii) embezzlement, misappropriation of Trust property or other acts of dishonesty or fraud (excluding good faith business expense reimbursement disputes); (iii) material willful breach of your duties of good faith or loyalty to the Trust that, if curable, is not cured within thirty (30) days after written notice; (iv) willful neglect of significant job responsibilities or misconduct that, if curable, is not cured within thirty (30) days after written notice; (v) material willful breach of this Agreement that, if curable, is not cured within (30) days after written notice; or (vi) repeated willful failure or refusal, after written notice, to follow any lawful directions from the Board of Trustees of the Trust. For this purpose, an action or inaction will not be treated as willful if (i) taken or not taken at the lawful direction of the Board of Trustees of the Trust, or a Board Committee; (ii) taken or not taken based on the advice of the Trust’s inside or outside legal counsel or the Trust’s outside independent public accounting firm; or (iii) unless contrary to a direction from the Board of Trustees of the Trust, taken or not taken in the reasonable good faith belief that such action or inaction is in the best interests of the Trust.

(d)    Good Reason. You may terminate your employment for Good Reason for purposes of paragraph 6(b) below within six months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (iv) of this paragraph 5(d) by giving the Trust written notice of such Good Reason. The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent, provided that you provide written notice to the Trust of the existence of such condition within 90 days of the initial existence of the condition and the Trust does not remedy the condition within 30 days after receiving notice:

(i)    the failure of the Board of Trustees of the Trust to appoint you to an executive position;

(ii)    any reduction in your Base Salary or your target 125%-of-Base-Salary STIP award opportunity;

(iii)     any change in the geographic location at which you must perform the services related to your position which is more than 50 miles from Farmington Hills, Michigan and more than 50 miles from your residence in Florida; or

(iv)    any other action or inaction that constitutes a material breach by the Trust of this Agreement or any other material agreement to which you and the Trust are party.
6.    Termination Benefits.
(a)    The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust. Under any and all circumstances of termination, you shall be entitled to receive (i) payment for reimbursement of business expenses incurred by you but not reimbursed prior to termination, in accordance with the Trust’s expense reimbursement policies, in one lump sum within the 30-day period following the date of your termination of employment, (ii) any unpaid portion of your Base Salary under paragraph 3(a) above through the date of termination, payable pursuant to and in accordance with the Trust’s normal payroll procedures and (iii) any amounts accrued and due under the Trust’s benefit plans through the date of termination payable pursuant to and in accordance with the terms and conditions of such plans (the “Accrued Benefits”). The Trust may withhold from any payments made under this paragraph 6 (or any other provision of this Agreement) all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.
(b)    If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term, you will be entitled, subject to signing and delivering to the Trust and not revoking a general release of claims in favor of the Trust and certain related parties in substantially the form of Exhibit A attached hetero (the “Release”), to (i) the Accrued Benefits, (ii) any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans, (iii) a pro rata portion of your STIP award for the year of termination calculated based on the target STIP award of 125% of Base Salary, payable to you in a lump sum on the first regular payroll date following the first 10 day period after your termination date unless and to the extent required to be deferred for six months under Internal Revenue Code (“IRC”) Section 409A, (iv) you shall continue to be entitled to receive your Base Salary and your target STIP award of 125% of Base Salary for the balance of the Term (but in no event longer than 36 months) in accordance with the Trust’s normal payroll practices, and (v) payment of the COBRA premiums for health insurance for you and your spouse for a period through the date which is eighteen (18) months following the termination of your employment. In addition, any restricted shares, stock options, RSUs or other equity-based awards or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become fully exercisable/payable.

(c)    If your employment is terminated during the Term because of your death or disability, you will receive (i) the Accrued Benefits and (ii) any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans.

(d)    You will have no obligation to mitigate the payment of any amounts payable pursuant to this paragraph 6 or otherwise under this Agreement by seeking or obtaining other employment following the termination of your employment with the Trust, and no amounts received by you from any such future employment with any person or entity other than the Trust shall be offset against any amounts owed to you by the Trust under this Agreement or otherwise.

7.    Confidentiality/Noncompetition.

(a)    During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates; provided, however, that “confidential information” shall not include information which: (i) is already generally available to, or becomes generally available to, the public other than as a result of your unauthorized disclosure; (ii) is disclosed to third parties without restriction with the prior permission of the Trust; (iii) is disclosed to you by a third party who is not an affiliate or employee, or a customer or other business relation of, the Trust, and who is under no duty of non-disclosure with respect to such information; or (iv) is known within the industry outside of the Trust other than due to a breach of this confidentiality restriction by you. Notwithstanding the above, nothing herein shall restrict your ability (i) to disclose any information required to be disclosed by law or by any governmental agency or to respond truthfully to any governmental agency inquiry or to any legal process, and/or (ii) to discuss matters relating to you and your job duties and responsibilities and/or your compensation and employment arrangements on a confidential basis with your legal counsel, accountant and other advisors, and/or (iii) to discuss Trust matters with the Trust’s inside and outside legal counsel, outside accountants, bankers, investment bankers and other advisors. Upon termination of your employment with the Trust for any reason, you will promptly return to the Trust all confidential materials property of the Trust or its affiliates over which you exercise any control, but you shall continue to have the right to retain your personal files including, without limitation, any such files that pre-date your Start Date and any data or documents that relate to this Agreement or otherwise relate to your employment and compensation arrangements as an executive officer of the Trust.

(b)    You will not at any time during your employment with the Trust, and for a period of two years after the termination of such employment for any reason, except in the good faith performance of your duties to the Trust, directly or indirectly, induce or solicit any employee of the Trust to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust.

(c)    You will not at any time during your employment with the Trust, and for a period of two years after the termination of such employment for any reason, directly or indirectly, anywhere in the continental United States in which the Trust conducts business or has plans to conduct business, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that could be deemed to be competitive with one or more of the principal lines of business conducted by the Trust. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.
(d)    Paragraphs 7(a), 7(b) and 7(c) above are intended to protect confidential information of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation could cause irreparable injury to the Trust, the amount of which would be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

(e)    An amount of the Base Salary and target STIP award under paragraph 6(b) equal to the fair market value of the non-competition restriction in paragraph 7(c) is designated as consideration for such non-competition restriction.

8.    Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

9.    Miscellaneous.

(a)    This Agreement is the complete agreement between us, supersedes any prior agreements between us, including the Trust’s Change of Control Policy, and may be modified only by written instrument executed by the Trust and you.

(b)    This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

(c)    The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d)    This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent, other than the assignment of economic rights under this Agreement to your estate, heirs, legal representative(s) or beneficiaries in the case of your death or disability.

(e)    We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Trust’s Secretary. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f)    The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(g)    You shall be entitled to full indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims or liabilities asserted against you based on your actions or failures to act in your capacity as an executive officer or a Trustee of the Trust. The Trust shall provide you with trustees’ and officers’ insurance which provides you with insurance coverage that is substantially equivalent to the coverage that is provided by the Trust to its other similarly-situated senior executives.

(h)    To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A (after taking into account all applicable exclusions and exemptions) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “Termination,” “Termination Date,”

“termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of your “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under and subject to Code Section 409A (after taking into account all applicable exclusions and exemptions, including, but not limited to, the so-called “short-term deferral” exception) and that is payable on account of your “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 9(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to the reimbursement of any costs and expenses or the provision of any in-kind benefits that are to be paid or provided to you hereunder and that are subject to the requirements of Code Section 409A (after taking into account all applicable exclusions and exemptions), (A) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that, this clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) any such reimbursement of expenses shall be made on or before the last day of your taxable year following the taxable year in which such expenses were incurred. For purposes of Code Section 409A and Treas. Reg. Section 1.409A-2(b)(2), your right to receive any installment or other payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Trust. For clarity, any amount (including, without limit, any lump sum severance) paid under this Agreement that satisfies the requirements of the “short-term deferral” rule in Treas. Reg. Section 1.409A-1(b)(4), or that satisfies the requirements for any other exclusion or exemption from Code Section 409A, will not be subject to the above Section 409A restrictions. Notwithstanding the foregoing provisions of this paragraph 9(h), or any other provision of this Agreement, the Trust makes no representation to you that any payments or benefits to be paid or provided to you under this Agreement are exempt from or in compliance with Code Section 409A, and under no circumstances shall the Trust be liable for any additional tax, interest, penalty, disadvantage treatment or other sanction imposed upon you under Code Section 409A, or for any other damage suffered by you, on account of any payment or benefit to be paid or provided to you under this Agreement being subject to and not in compliance with Code Section 409A.
        (i)    In the event that a “Change in Control” (as defined in Section 280G of the Internal Revenue Code) occurs with respect to the Trust, if the cash severance, accelerated equity award vesting or payouts and other benefits provided for in this Agreement or otherwise payable to you by the Trust (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) but for this paragraph 9(i), would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity award vesting or payouts and/or other benefits will be either:

(i)	delivered or provided to you in full with no reduction, or

(ii)
delivered or provided to you as to such lesser maximum extent which would result in no portion of such severance benefits, accelerated equity vesting or payouts or other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, State and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award vesting or payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code.

(i)
If a reduction in the severance and other benefits and/or accelerated equity award vesting or payouts constituting “parachute payments” is necessary so that no portion of such severance or other benefits and such vesting or payouts is subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order: (1) reduction of the cash severance payments (in the reverse chronological order in which such payments would otherwise be owing); (2) cancellation (only to the extent necessary) of accelerated vesting of equity awards; and (3) reduction of continued employee benefits.

(ii)	In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards and in the reverse chronological order in which portions of a particular equity award would otherwise vest.

(iii)
For the avoidance of doubt, the provisions of this paragraph 9(i) shall override any greater limitation on the amounts payable to you set forth in any plan of the Trust or in any otherwise applicable award agreement.

(iv)
The determination of whether and to what extent any payment to you (including accelerated vesting of equity awards) constitutes a “parachute payment” and, if so, the amount of any payment reductions under this paragraph 9(i) and the amount to be paid to you and the time of payment pursuant to this paragraph 9(i) shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Trust or its outside legal counsel prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (i) the Trust or any affiliate thereof or (ii) you.

(v)
The Trust shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Trust and you. All fees and expenses of the Accounting Firm in connection with any of the determinations called for in this paragraph 9(i) shall be borne solely by the Trust.

(vi)
For purposes of making the calculations required by this paragraph 9(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and relevant factual information and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Trust and you will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section.

(vii)
The Accounting Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Trust and you within 15 calendar days after the date on which your right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Trust or you) or such other time as requested by the Trust or you.

(viii)
In the event that the Accounting Firm shall determine that receipt of any payments (including accelerated vesting of equity awards) or distributions by the Trust in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Payments were so reduced, then you shall receive all Payments to which you are entitled under this Agreement or otherwise.

(ix)
If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Trust shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this paragraph 9(i) shall be binding upon the Trust and you and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination or other event triggering any Payment.

(x)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Trust to or for your benefit pursuant to this Agreement or otherwise which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Trust to or for the benefit of you pursuant to this Agreement or otherwise could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Trust or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to the Trust promptly (and in no event later than 60 days following the date on which the Overpayment is determined) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Trust if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Trust to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(xi)	For purposes hereof, the following terms have the meanings set forth below:

(A)
“Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this paragraph 9(i).

(B)
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(xii)
Subject to the above provisions of this paragraph 9(i), any good faith determinations of the Accounting Firm made hereunder will be final, binding, and conclusive upon the Trust and you. In lieu of an Accounting Firm, the Trust may utilize its outside legal counsel to perform the functions set forth in this paragraph 9(i), in which case all references in this paragraph 9(i) to “Accounting Firm” shall mean the Trust’s outside legal counsel.

(j)    Other than disputes specifically excluded in this paragraph 9(j), all disputes between the Executive (and his successors and assigns) and the Trust (and its trustees, beneficiaries, officers, directors, managers, affiliates, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment or termination of employment of the Executive, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by binding arbitration pursuant to this Paragraph 9(j) (the “Mutual Arbitration Agreement”). Arbitrable Claims shall include, but are not limited to, claims for compensation, claims for breach of any contract or covenant (express or implied), and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN. REGARD TO ARBITRABLE CLAIMS.

Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim. The initiating party must file and serve an arbitration claim within ninety (90) days of learning the facts giving rise to the alleged claim. All arbitration hearings under this Agreement shall be conducted in Oakland County, Michigan. All arbitration hearings shall be conducted by a panel consisting of three independent arbitrators, one of whom shall be selected by the Trust, one of whom shall be selected by the Executive, and one of whom shall be selected by the two arbitrators selected by the parties as provided in this sentence. The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement. Each party shall bear its own attorneys’

fees and costs incurred in any such arbitration proceeding. The administrative fees of the arbitration and the fees of the arbitrators shall be paid by the Trust. The arbitrators may award any relief allowed by law for an established claim.
All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the content and subject matter thereof shall not be disclosed to any persons other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.
The Executive acknowledges that he:

(i)	has carefully read this Paragraph 9(j);

(ii)	understands its terms; and
(iii)has entered into this Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations by the Trust other than those contained in the Mutual Arbitration Agreement itself.

(k)    Any provision of this Agreement shall survive the termination of this Agreement and/or of your employment with the Trust if necessary to fully effectuate the terms and intent of such provision.
(l)    The Trust and you agree that, in the course of employment in the best interests of the Trust, unless required by law or done in a constructive manner neither will defame, disparage or otherwise speak in a derogatory manner about the other or about the Trust’s properties, trustees, officers, employees and representatives.
If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST

By:    /s/ ARTHUR H. GOLDBERG

Arthur H. Goldberg
Chairman, Compensation Committee

The terms of this Agreement
are accepted and agreed to
on the date set forth below:

/s/ DENNIS GERSHENSON

Dennis Gershenson
Date: April 26, 2017

Exhibit A

FORM OF WAIVER AND RELEASE
PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE of execution of this waiver and release.
1.    For and in consideration of the payments and other benefits due to Dennis Gershenson (the “Executive”) pursuant to that certain Employment Agreement (the “Employment Agreement”) dated April __, 2017, by and between Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Trust”), and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive irrevocably and unconditionally releases and forever discharge the Trust and each and all of its present and former officers, agents, trustees, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors, heirs and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Executive at any time heretofore had or claimed to have or which the Executive may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, the Executive understands and agrees that his release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retraining Notification Act, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.
2.    The Executive must sign and return this Release to the Trust on or before the 30th day following the Termination Date (as defined in the Employment Agreement). The Executive can revoke this Release on or before the seventh day following the date of delivery of this Release to the Trust, by sending written notification of the Executive’s intent to revoke this Release to the Trust. This Release shall not become effective or enforceable until the seven-day revocation period has expired. All correspondence pursuant to this Section 2 must be sent to the attention of the Trust’s Secretary at [______], by personal delivery or guaranteed overnight delivery.
3.    The Executive acknowledges that he may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Trust from any and all such unknown claims, including damages which are unknown or unanticipated. The Executive understands the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.
4.    Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive does not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party and (iii) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; (b) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Trust or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (c) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (d) the Executive’s rights as a shareholder of any of the Affiliated Entities; (e) any obligations of the Affiliated Entities under the Employment Agreement; or (f) any other claim not subject to release by operation of law.

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5.    The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Trust before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original 21-day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after delivering this Release to the Trust to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.
6.    Executive agrees that unless required by law, under no circumstances may he disclose to any member of the public, including the media, any material, negative, or detrimental information relating to the Trust and/or its properties, trustees, officers, employees and representatives.
7.    This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Dennis Gershenson	Dated:

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Exhibit B

PERFORMANCE SHARE AWARD NOTICE

Ramco-Gershenson Properties Trust

March 6, 2017

THIS PERFORMANCE SHARE AWARD NOTICE, dated as of March 6, 2017, sets forth the terms of a grant of performance shares by Ramco-Gershenson Properties Trust, a real estate investment trust organized in Maryland (the “Trust”), to the Grantee named below.

WHEREAS, the Trust has adopted the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan (the “Plan”) in order to enhance the ability of the Trust to attract and retain highly qualified employees and to motivate those employees to improve the business results of the Trust; and

WHEREAS, the Committee has determined to grant to the Grantee an award of Performance Shares as provided herein to encourage the Grantee’s efforts toward the continuing success of the Trust.

The Trust grants to the Grantee an award on the following terms and subject to the following conditions:

1.
Grant by the Trust.  The Trust grants to the Grantee a Performance Award for Performance Shares (the “Award”). Subject to the terms and conditions hereof, payment with respect to vested Awards shall be made entirely in the form of common shares of beneficial interest of the Trust. This Award shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Award shall have the same definitions as set forth in the Plan.

AWARD SUMMARY
Name of Grantee:
Target Number of Performance Shares:
Grant Date:	March 6, 2017
Performance Period:	January 1, 2017 through December 31, 2019
Vesting Date:	March 6, 2020 (for any earned shares)

2.
Performance Objective. Performance Shares shall be earned based on the achievement of Total Shareholder Return of the Trust compared to the Total Shareholder Return of designated peer companies over the Performance Period as provided on the attached Appendix A.  “Total Shareholder Return” shall be defined as the increase in value of a fixed amount invested in the common shares of an entity, taking into account both stock price appreciation and dividends or other distributions, during the Performance Period (dividends are calculated as if they are reinvested in a company’s stock as of the ex-dividend date based on such date’s closing stock price).  In determining the value of shares at the beginning and end of the Performance Period, the Committee shall use the average closing price for the twenty (20) trading days ending on the beginning and end of the Performance Period. The Trust’s Total Shareholder Return shall be compared to the Total Shareholder Returns achieved by a group of peer companies (the “Peer Group”) whose shares are expected to be impacted by the same economic factors and secular trends as the Trust, with the result expressed as a percentile (where the Trust is considered to be part of the peer set).  The applicable Peer Group for the Performance Period is the group of publically traded shopping center REITs listed on the attached Appendix A.

3.
Peer Group Adjustments. Any company in the Peer Group that files for bankruptcy protection shall be placed at the bottom of the Peer Group.  Any company in the Peer Group that is acquired and is no longer separately trading will be excluded from the Peer Group, and the size of the Peer Group will be reduced by one.  No changes to the Peer Group will be made as a result of an acquisition or divestiture by a company in the Peer Group of a portion of its business, as such events are generally considered to be part of the ordinary course of business; however, in the instance where a peer company has entered an agreement to be acquired and such transaction has not yet been consummated at the end of the performance period, such peer company will be excluded from results as if it had already been acquired.

4.
Determination of Award and Notice. As soon as possible after the end of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Compensation Committee of the Board of Trustees (the “Committee”) will certify in writing whether and to what extent the performance measure has been achieved for the Performance Period and determine the number of shares, if any, to be issued to the Grantee in accordance with the matrix set forth in Appendix A; provided, that, if the Committee certifies that the performance measure has been met, the Committee may, in its sole discretion, reduce the number of shares to be issued to the Grantee with respect to the Award. The date of the Committee’s certification pursuant to this Section 4 shall hereinafter be referred to as the “Certification Date.” The Trust will notify the Grantee of the Committee’s certification promptly following the Certification Date. Shares shall be issued to the Grantee within ten days of the Certification Date.

5.
Forfeiture of Award Prior to Issue Date. Except as provided by the Committee, the Grantee will not be entitled to any issuance of shares with respect to the Award if the Grantee is not, for any reason, employed by the Trust or an Affiliate of the Trust on the Certification Date; provided that (i) upon a Change of Control occurring prior to the end of the Performance Period while the Grantee remains employed by the Trust or an Affiliate, so long as such action does not result in the Grantee being subject to additional tax under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (“Code Section 409A”), the Committee shall take action to vest and pay out the Award in full within 30 days after closing of the Change of Control, at the Target Level, and (ii) upon the termination of the Grantee’s employment due to the death or disability of the Grantee, the Grantee’s Award shall vest and be paid out in accordance with the terms of Section 4 as if the Grantee remained employed by the Trust on the Certification Date.

6.
No Rights as a Shareholder.  Prior to any issuance of shares, the Grantee shall not at any time have any rights as a shareholder with respect to any Award.  No dividends (or dividend equivalents) will be paid on any earned or unearned Performance Shares.

7.
No Right to Continued Employment.   Nothing in this Award or the Plan shall interfere with or limit in any way the right of the Trust to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Trust or any Affiliate.

8.
Construction. This Award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award shall be conclusive and binding on all persons having an interest in the Award.

9.
Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Trust and its Affiliates for all purposes.

10.
Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Trust and its Affiliates, and supersede all other agreements, whether written or oral, with respect to the Award.

11.	Headings. The headings of this Award are inserted for convenience only and do not constitute a part of this Award.

12.
Code Section 409A.  The Award is intended to either be exempt from or to comply with Code Section 409A and shall be interpreted and administered consistent with that intent, provided, however, that the Trust makes no representation regarding the status of the Award under Code Section 409A and the Trust shall not be liable for any additional tax, interest or penalty that may be imposed upon the Grantee, or other damage that may be suffered by the Grantee, as a result of the Award being subject to and not in compliance with Code Section 409A.  Each payment required to be made hereunder shall be treated as a separate and distinct payment for purposes of Code Section 409A. If (i) an amount owing to the Grantee hereunder constitutes nonqualified deferred compensation subject to Code Section 409A, (ii) the amount is considered to be payable to the Grantee as a result of the Grantee’s “separation from service” with the Trust and its Affiliates for purposes and within the meaning of Code Section 409A, and (iii) the Grantee is at the time of separation from service a “specified employee” of the Trust and its Affiliates, then (notwithstanding any other provision hereof) the amount shall not be paid to the Grantee any earlier than the time when such amount may be paid to the Grantee without the Grantee being subject to liability for additional tax on such amount under Code Section 409A.

13.
Tax Withholding Obligation. If upon the Certification Date or other applicable date there shall be payable by the Trust or an affiliate of the Trust any statutory income and/or employment tax withholding, in the Trust's discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a fair market value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Trust's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Grantee to tender shares to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares until reimbursement or payment by the Grantee to the Trust or an affiliate of the Trust of the amount of any such tax.

The Grantee is ultimately liable and responsible for all taxes owed by such Grantee in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or issuance of the Performance Shares or the subsequent sale of any of the shares underlying the Performance Shares. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.

RAMCO-GERSHENSON PROPERTIES TRUST

By: _____________________________________

Its:______________________________________

APPENDIX A

Kimco Realty Corporation,
DDR Corp.,
Weingarten Realty Investors,
Regency Centers Corporation,
Federal Realty Investment Trust,
Cedar Realty Trust,
Acadia Realty Trust,
Retail Opportunity Investments Corp.,
Kite Realty Group,
Saul Centers, Inc.,
Urban Edge Properties,
Urstadt-Biddle Properties,
Brixmoor Property Group, Inc.
Washington Prime Group, Inc.
and
Retail Properties of America, Inc.

Level	Comparative Total Shareholder Return Percentile	Percentage of Target Number of Performance Shares
Threshold	33rd	50%
Target	50th	100%
Maximum	90th	200%

There will be a linear increase in payout between the performance levels if Threshold performance is achieved; no payout shall occur below 33rd percentile performance.

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